EXHIBIT 10.39

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (the “Second Amendment”) is made and entered into by and between Sarcom Properties, Inc., a corporation organized under the laws of the State of Ohio and with an office and place of business located at 1297 Sherborne Lane, Powell, OH 43065 (“Lessor”) and PCM Logistics, LLC (formerly known as AF Services, LLC), a limited liability company organized under the laws of the State of Delaware and with an office and place of business located at  8337 Green Meadows Drive N., Lewis Center, Ohio 43035 (“Lessee”).  Lessor and Lessee are herein sometimes individually referred to as a “Party”, and sometimes collectively referred to as the “Parties”.

BACKGROUND INFORMATION

A.            Lessor and Lessee entered into a certain Lease Agreement for a portion of the building located at 8337 Green Meadows Drive N., Lewis Center, Ohio on or about the 19th day of February, 2010 (the “Original Lease”).

B.            Lessor and Lessee modified the Original Lease by entering into the First Lease Amendment on the 27th day of December, 2010 (“First Amendment”).  For simplicity the Original Lease and the First Amendment are herein sometimes collectively referred to as the “Lease”.

C.            Effective December 6, 2012 Lessee changed its name from AF Services, Inc. to PCM Logistics, LLC.

D.            Lessor and Lessee now desire to further modify and amend the Lease and accordingly have entered into this Second Amendment.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Effective Date of Second Amendment.  The Effective Date of this Second Amendment shall be February 1, 2013.

2.     Lease Term.  The term of the Lease as modified by this Second Amendment shall commence on the Effective Date (hereafter the “Second Amendment Commencement Date”) and shall expire (unless sooner terminated pursuant to provisions contained herein) on the 31st day of January, 2021, for a term of eight (8) years (the “Initial Term”).

3.     Base Rent.  The Lessee shall pay to the Lessor as monthly/annual Base Rent, in legal tender at the Lessor’s address at 1297 Sherborne Lane, Powell, OH 43065, or such other address as may be designated by Lessor, as follows:

Time Period	Monthly Base Rent	Annual Base Rent
February 1, 2013 through January 31, 2014	$59,400.00	$712,800.00
For every ensuing Lease Year of the Initial Term	The quotient obtained by dividing Annual Base Rent for such Lease Year by 12.	The product obtained by multiplying the Annual Base Rent for the immediately preceding Lease Year of the Initial Term by 1.02

First Renewal Option	Maximum Monthly Base Rent	Maximum Annual Base Rent
February 1, 2021 through January 31, 2022	The quotient obtained by dividing Annual Base Rent for such Lease Year by 12.	The product obtained by multiplying the Annual Base Rent for the last Lease Year of the Initial Term by 1.02
For every ensuing Lease Year of the First Renewal Term	The quotient obtained by dividing Annual Base Rent for such Lease Year by 12.	The product obtained by multiplying the Annual Base Rent for the immediately preceding Lease Year of the First Renewal Term by 1.02

Second Renewal Option	Maximum Monthly Base Rent	Maximum Annual Base Rent
February 1, 2026 through January 31, 2027	The quotient obtained by dividing Annual Base Rent for such Lease Year by 12.	The product obtained by multiplying the Annual Base Rent for the last Lease Year of the First Renewal Term by 1.02
For every ensuing Lease Year of the Second Renewal Term	The quotient obtained by dividing Annual Base Rent for such Lease Year by 12.	The product obtained by multiplying the Annual Base Rent for the immediately preceding Lease Year of the Second Renewal Term by 1.02

Base Rent shall be paid promptly on the first day of every calendar month of the term, beginning on the Second Amendment Commencement Date.

4.     Lessee’s Work and Lessee Improvement Allowance.  Lessee shall undertake substantial improvements to the Building and Lessor shall pay to Lessee as an inducement for entering into this Lease the sum of Six Hundred Thousand Dollars ($600,000.00) toward the cost of the Lessee’s Work, which work shall be undertaken by Lessee and which sum shall be paid to Lessee by Lessor in accordance with the terms of the Schedule of Lessee Work And Lessee Improvement Allowance attached hereto as Exhibit A.

5.     Purchase Option.  Provided Lessee is not then in default under the terms and conditions of the Lease, and provided no condition has arisen that, with the passage of time or the giving of notice, or both, would create an event of default under the Lease, Lessor hereby grants to Lessee the option to purchase the Building and Real Property provided Lessee provides written notice to Lessor of its desire to exercise such option to purchase the Building and Real Property not later than November 1, 2014.  The purchase price shall be the sum of:  (a) Six Million and no/100 Dollars ($6,000,000.00) plus (b) the Unamortized Leasehold Improvement Allowance (as such term is hereafter defined) if the option to purchase is exercised on or before November 1, 2013 and the transaction is closed on or before December 31, 2013. The purchase price shall be the sum of: (a) Six Million Fifty Thousand and no/100 Dollars ($6,050,000.00) plus (b) the Unamortized Leasehold Improvement Allowance if the option to purchase is exercised after December 31, 2013 but on or before November 1, 2014 and the transaction is closed on or before December 31, 2014.  The other terms and conditions related to such option to purchase shall be substantially as those set forth within that certain instrument entitled Purchase Agreement dated as of March 16, 2012, by and between Lessor and a wholly-owned subsidiary of the guarantor of this Lease; provided, however, the Parties agree that if matters relating to or arising as a result of the passage of time necessitate a modification to such terms as set for within the Option to Purchase that the Parties will not unreasonably withhold, condition or delay their consent to a request to modify the same provided such modification does not seek to modify the purchase price or to otherwise materially adversely impact a Party. For the purpose of this Section the phrase Unamortized Leasehold Improvement Allowance shall mean the sum of Six Hundred Thousand and no/100 Dollars (600,000.00) reduced by the product obtained by multiplying Three Thousand Five hundred and no/100 Dollars ($3,500) by the number of full calendar months that have expired since the Second Amendment Commencement Date (provided Lessee has paid all monies due under the Lease during such time period).

6.     Renewal Option.  Provided Lessee is not then in default of the terms and conditions of the Lease, and provided no condition has arisen that, with the passage of time or the giving of notice, or both, would create an event of default under the Lease, Lessee shall have the option to renew this Lease upon the same terms and conditions (except for the Base Rent which shall be as set forth in Section 3 herein) for two additional terms of five (5) years by giving written notice of its election to Lessor to do the same not later than 180 days (the “First Renewal Final Exercise Date”) nor sooner than 365 days prior to the expiration of the Initial Term in the case of the first renewal term, or not later than 180 days (the “Second Renewal Final Exercise Date”) nor sooner than 365 days prior to the expiration of the first renewal term of this Lease in the case of the exercise of the second renewal term (individually herein a “Notice Period” and collectively herein the “Notice Periods”).  For simplicity the First Renewal Final Exercise Date and the Second Renewal Final Exercise Date are herein collectively sometimes called the “Final Exercise Date”).   Time is of the essence in the delivery of such notice to renew.

The Annual and Monthly Base Rent for a renewal option if so exercised shall be determined as follows: (i) not later than the first day of a Notice Period Lessor and Lessee shall commence and endeavor in good faith to determine the fair market rental rate for the Premises for the applicable renewal term; (ii) in the event the Lessor and Lessee are capable of agreeing on the fair market rental rate for the Premises for the applicable renewal term prior to the Final Exercise Date, the amount agreed upon by Lessor and Lessee shall become the Annual Base Rent and Monthly Base Rent and shall be substituted for the amount set forth in Section 3 above; and (iii) in the event the Lessor and Lessee are not capable of agreeing to the fair market rental rate for the Premises for the applicable renewal term prior to the Final Exercise Date, the amount set forth in Section 3 above shall be the Annual Base Rent and Monthly Base Rent.

The renewal options set forth in this Section 6 are in complete substitution of any other renewal options that may be set forth elsewhere in the Lease.

7.     Assignment and Subletting.

The Lessee shall not, without the Lessor’s prior written consent, which consent shall not be unreasonably, withheld, conditioned or delayed: (a) assign, convey, mortgage, pledge, encumber or otherwise transfer (whether voluntarily or otherwise) this Lease or any interest under it; (b) allow any transfer by operation of law; (c) sublet the Premises or any part thereof; or (d) permit the use or occupancy of the Premises or any part thereof by anyone other than the Lessee.  Notwithstanding the foregoing, it shall be deemed reasonable for Lessor to withhold its consent to any of the aforementioned if:  (i) Lessee is in default under the terms of the Lease or would be in default under the terms of this Lease as a result of the actions or inactions of Lessee upon the passage of time or the giving of notice or both; and/or (ii) if a proposed assignee has a financial position including creditworthiness, liquidity and/or net worth that is in the reasonable opinion of Lessor less than that of Lessee, except Lessor shall not withhold its consent to a proposed assignment of the Lease to an assignee of Lessee that: (1)  is a entity owned and controlled by Lessee or under common ownership and control with Lessee; (2) meets reasonable financial tests established by Lessor and Lessee and (3) has Lessee and any guarantor of the Lease affirm in writing their continuing obligations under the Lease.

If the Premises are sublet or assigned in full at a Base Rent higher than the Base Rent required to be paid by Lessee, the difference shall be shared equally by Lessor and Lessee after deductions therefrom of any leasing commissions and any alteration expenses actually incurred and paid for by Lessee in connection with such subletting or assignment.

8.     No other changes.  To the extent the terms and conditions of this Second Amendment conflict with the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall be superior to and binding over the terms and conditions of the Lease.  Otherwise, no other changes to the Lease are contemplated by this Second Amendment.

9.     Ratification.  All terms and conditions of the Lease not herein amended, modified or deleted by this Second Amendment are ratified and reasserted in their entirety be Lessor and Lessee.

10.  Miscellaneous.

a.             Expenses.  Each of the Parties shall bear all expenses incurred by them in connection with this Second Amendment and in the consummation of the transactions contemplated hereby and in preparation thereof.

b.             Amendment and Waiver.  This Second Amendment may only be amended or modified by an instrument in writing executed by all of the Parties hereto.

c.             Choice of Law.  It is the intention of the Parties that the laws of Ohio should govern the validity of this Second Amendment, the construction of its terms, and the interpretation of the rights and duties of the Parties.

d.             Section and Other Headings.  Section, paragraph, and other headings contained in this Second Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amendment.

e.             Counterpart Execution.  This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

f.             Gender.  All personal pronouns used in this Second Amendment shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

g.             Parties in Interest.  All of the terms and provisions of this Second Amendment shall be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their successors and assigns.

h.             Integrated Amendment.  This Second Amendment and the Lease as currently modified constitutes the entire agreement between the Parties hereto, and there are no agreements, understandings, restrictions, warranties, or representations between the Parties other than those set forth herein or herein provided for which relate to the subject matter of this Second Amendment.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment and made the same effective as of the date, month and year set forth above.

SARCOM PROPERTIES, INC.		PCM LOGISTICS, LLC (FKA AF SERVICES, LLC)

By:	/s/ James R. Wilcox
	James R. Wilcox	By:	/s/Simon Abuyounes
Its:	President		Simon Abuyounes
		Its:	President

STATE OF OHIO	)
) ss:
COUNTY OF FRANKLIN	)

BE IT REMEMBERED that on this      day of February, 2013, before me, the subscriber, a Notary Public in and for said county, personally came Sarcom Properties, Inc., by James R. Wilcox, its President, and acknowledged the signing of the same to be his voluntary act and deed, for the uses and purposes therein mentioned.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last aforesaid.

Notary Public

STATE OF	)
) ss:
COUNTY OF	)

BE IT REMEMBERED that on this      day of February, 2013, before me, the subscriber, a Notary Public in and for said county, personally came PCM Logistics, LLC (fka AF Services, LLC), by                                       , its                                       , and acknowledged the signing of the same to be his/her voluntary act and deed, for the uses and purposes therein mentioned.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last aforesaid.

Notary Public

This instrument prepared by:

Bruce H. Burkholder, Esq.

Wiles, Boyle, Burkholder

& Bringardner Co., L.P.A.

300 Spruce Street, Floor One

Columbus, Ohio 43215

(614) 221-5216

Exhibit A

Schedule of Lessee’s Work and Leasehold Improvement Allowance

Prior to commencing any portion of the Lessee’s Work or the preparation of construction drawings for the Lessee’s Work, Lessee shall submit to Landlord conceptual drawings and a written narrative describing Lessee’s Work, for Lessor’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed (provided it shall be deemed reasonable for Lessor to withhold its consent to the same if it involves structural changes to the Building or changes that would have a materially adverse impact of the value of the Building).  Lessor shall promptly review and respond to the same. Upon receipt of Lessor’s approval to the conceptual drawings and a written narrative describing Lessor’s Work, Lessee shall prepare final construction drawings for the same.  Upon completion of the same, Lessee shall submit a complete set of such drawings to Lessor for its review and approval, which approval shall be promptly granted provided the same substantially conform to the conceptual drawings and a written narrative describing Lessee’s Work previously approved by Lessor (and, unless Lessor first objects by written notice to Lessee, such consent shall be deemed to be have given 5 business days after submission of such construction drawings to Lessor).

Promptly following Lessor’s approval of the construction drawings, Lessee shall obtain all material permits and other governmental approvals required for the Lessee’s Work.

Thereafter, Lessee shall, at Lessee’s expense, procure all permits and licenses and make all contracts necessary for the construction of Lessee’s Work. Lessee’s Work shall be done only by a licensed contractor (the “Leasehold Improvement Contractor”). All of Lessee’s Work shall conform in all material respects to all applicable statutes, ordinances, regulations, and codes and shall be in accordance and compliance with the construction drawings approved by Landlord. In addition, Lessee’s Work shall be performed in a good workmanlike manner, and in accordance with good industry practices, any applicable insurance requirements, and all required the building permit(s).

Lessee shall be entitled to a one-time allowance from Lessor (the “Leasehold Improvement  Allowance”) in an amount equal to  Six Hundred Thousand and no/100 Dollars ($600,000.00), for costs relating to the initial design, construction and installation of Lessee’s Work.

The Leasehold Improvement Allowance shall be paid by Lessor to Lessee in four (4) progress payments of $150,000 each (upon completion of 25%, 50%, 75% and 100% of Lessee’s Work, respectively).  Each of such requests for payment shall be accompanied by an affidavit of the Leasehold Improvement Contractor, together with invoices and lien waivers from any materialmen and/or subcontractor for the applicable portion of the work whose contract sum exceeds $25,000.00, on a one draw removed basis (e.g. Lessee shall provide evidence at the next progress payment that the sums advanced for the previous progress payment were used to satisfy the materialmen and subcontractors which Lessee was obligated to pay relative to the previous progress payment).

Ratification of Lease Guarantee

PC Mall, Inc., previously guaranteed certain obligations of AF Services, LLC under a Lease Agreement executed between SARCOM Properties, Inc., and AF Services, LLC dated February 19, 2010 (the “Lease”), as set forth in and pursuant to the terms and conditions of that certain Lease Guarantee dated February 19th, 2010, a copy of which is attached hereto as Exhibit One (the “Lease Guaranty”).  Subsequent to the execution of the Lease, PC Mall, Inc. changed its name to PCM, Inc.

The Lease has been amended by a certain First Lease Amendment dated December 27th, 2010 and a Second Amendment to Lease Agreement made effective February 1, 2013.  Lessor has required as a condition of the Second Amendment to Lease Agreement that PCM, Inc., restate and reaffirm all of the terms and conditions of the Lease Guarantee.  PCM, Inc. has agreed to the same and has executed this Ratification of Lease Guarantee to confirm and memorialize that is has and hereby does ratify, restate and reaffirm all of its obligations under the Lease Guarantee.

PCM, INC. (fka PC Mall, Inc.)

By:

Its:

Exhibit One

LEASE GUARANTEE

Date: February 19, 2010

WHEREAS, reference is made to that certain Standard Industrial/Commercial Lease — Net by and between SARCOM Properties, Inc., an Ohio Corporation, organized under the laws of the State of Ohio (“Lessor”), and AF Services, a limited liability company organized under the laws of the State of Delaware (“Lessee”), dated February 19, 2010, as supplemented, modified or amended as of the date hereof (the “Lease”); and

WHEREAS, Lessor has entered into the Lease with Lessee on the express condition that PC Mall, Inc., a Delaware corporation and parent company of Lessee (“PC Mall”), guaranty the rental obligations of Lessee under the under the Lease.

NOW THEREFORE, PC Mall, for mutual and valuable consideration, hereby agrees as follows:

1.             PC Mall hereby guarantees the full and prompt payment and performance when due of the all rental obligations of lessee under the Lease (the “Obligations”). PC Mall agrees that this guaranty shall be enforceable by Lessor only after exhausting all of its remedies against Lessee.

2.             This guaranty may be in addition to any other security held by Lessor for the payment of the Obligations. PC Mall hereby waives notice of acceptance of this guaranty, notice of the creation, existence, or maturity of the indebtedness incurred, or other liabilities, and notice of default or extension of time of payment thereof. PC Mall further waives presentment for payment and protest.

3.             This guaranty shall terminate with no further action upon the earlier to occur of (i) the fulfillment of the Obligations and (ii) the date and time, if any, at which Lessee ceases to be a wholly owned subsidiary of PC Mall or all or a substantial portion of Lessee’s assets, including its rights under the Lease, are sold to a third party that is not an affiliate of PC Mall.

(Signature Page Follows)

IN WITNESS WHEREOF, PC Mall has executed this Guaranty as of the date first set forth above.

PC Mall, Inc.

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	CFO